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                                                                    EXHIBIT 15.1
                                                                    ------------




The Board of Directors
Banknorth Group, Inc.:

Re: Registration Statement related to the merger with Evergreen Bancorp, Inc.

With respect to the subject registration statement on Form S-4, we acknowledge our awareness of the use therein of our reports dated April 17, 1998, July 17, 1998, and October 14, 1998 related to our reviews of consolidated interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of section 7 and 11 of the Act.



/s/ KPMG Peat Marwick LLP
Albany, New York
November 30, 1998